FIRST AMENDMENT TO LEASE AGREEMENT
This FIRST Amendment to Lease Agreement entered into this 29 day of August, 2016 (the “First Amendment”), by and between HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership (“Landlord”), and SURGERY PARTNERS, INC., a Delaware corporation (“Tenant”).
W I T N E S S E T H:
WHEREAS, Tenant and Landlord entered into that certain Office Lease dated November 17, 2015 (the “Original Lease”), for space designated as Suites 400 and 500, comprising a total of approximately 56,141 rentable square feet (the “Premises”), in the Seven Springs II Building (the “Building”), located at 310 Seven Springs Way, Brentwood, Tennessee; and
WHEREAS, the parties hereto desire to alter and modify said Lease in the manner hereinafter set forth (the Original Lease as amended and modified by this First Amendment is hereinafter referred to as the “Lease”).
NOW THEREFORE, in consideration of the mutual and reciprocal promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.
Expansion. The parties hereby agree that the Premises shall be expanded by the addition of that certain space known as Suite 300, comprising approximately 12,194 rentable square feet on the eastern side of the third floor of the Building, as shown on Exhibit A attached hereto (which is hereby incorporated into Exhibit A to the Lease). Based on the foregoing, paragraph 1.a of the Original Lease, entitled “Premises,” is hereby deleted in its entirety and replaced with the following:

a.Premises.    Total Rentable Square Feet:    68,335
Suite 300:        12,194
Suite 400:        28,733
Suite 500:        27,408
Suites:                300, 400 and 500
Building:                Seven Springs II
Office Park:             Seven Springs
Street Address:            310 Seven Springs Way
City/County:            Brentwood/Davidson
State/Zip Code:            Tennessee 37027

2.
Term. Notwithstanding the expansion of the Premises set forth above, the Term of the Lease will remain 126 months with a Commencement Date of July 1, 2017; a Rent Commencement Date of January 1, 2018; and an Expiration Date of December 31, 2027; all as set forth in Section 1.b of the Lease (which dates remain subject to adjustment pursuant to Section 3 of the Lease).

3.	Base Rent. Due to the expansion of the Premises set forth herein, the rent schedule set forth in Section 1.f of the Lease is hereby deleted and replaced with the following rent schedule:

PERIOD	RATE	MONTHLY RENT	ANNUAL RENT
07/01/17 - 12/31/17	$0.00*	$0.00	$0.00
01/01/18 - 12/31/18	$33.00	$187,921.25	$2,255,055.00
01/01/19 - 12/31/19	$33.66	$191,679.68	$2,300,156.16
01/01/20 - 12/31/20	$34.33	$195,495.05	$2,345,940.60
01/01/21 - 12/31/21	$35.02	$199,424.31	$2,393,091.72
01/01/22 - 12/31/22	$35.72	$203,410.52	$2,440,926.24
01/01/23 - 12/31/23	$36.43	$207,453.67	$2,489,444.04
01/01/24 - 12/31/24	$37.16	$211,610.72	$2,539,328.64
01/01/25 - 12/31/25	$37.91	$215,881.65	$2,590,579.80
01/01/26 - 12/31/26	$38.66	$220,152.59	$2,641,831.08
01/01/27 - 12/31/27	$39.44	$224,594.37	$2,695,132.44
CUMULATIVE BASE RENT: $24,691,485.72
*Landlord is agreeing to waive minimum Base Rent for the first six months of the Term; and the Base Rent for such period otherwise would have been $187,921.25 per month. Accordingly, Landlord has agreed to conditionally waive receipt of $1,127,527.50(the “Conditionally Waived Rent”) subject to Tenant’s compliance with all terms and provisions of this Lease. In the event of any default by Tenant under this Lease during the initial Term that is not cured within any relevant grace or cure period, all of the Conditionally Waived Rent, or so much of it as would have by then accrued but for such conditional waiver, may then, at Landlord’s option exercised by written notice to Tenant, become immediately due and payable; and Base Rent shall prospectively accrue as if there had been no agreement as to the Conditionally Waived Rent. Upon expiration of the initial Term of this Lease, without any such uncured default and acceleration, the Conditionally Waived Rent shall be permanently forgiven.

4.
Tenant’s Proportionate Share. Due to the expansion of the Premises set forth herein, Tenant’s Proportionate Share of Operating Expenses and Taxes as defined in Section 5 of Article I of the Addendum Number One to the Original Lease is hereby amended to be 51.48%, calculated by dividing the 68,335 rentable square feet of the Premises by the 132,747 net rentable square feet of the Building.

5.
Allowance. Due to the expansion of the Premises set forth herein, the total amount of the Allowance available for the construction of the Tenant Improvements pursuant to the Work Letter set forth in Exhibit A-1 to the Original Lease now will be $2,733,400.00 ($40.00 per rentable square foot calculated on 68,335 rentable square feet).

6.	Subletting. The following sentence is added at the end of section 17.b. of the Original Lease:
Notwithstanding any provision set forth in this Lease to the contrary, Tenant shall have the right to sublease up to twenty-five percent (25%) of the total Rentable Square Feet of the Premises in the aggregate to unrelated third party subtenants without the consent of Landlord. Any and all such subleases shall be subject and subordinate to this Lease.

7.
Brokers’ Commissions. Tenant hereby represents and warrants to Landlord that Tenant has not dealt with any real estate broker, finder or other person with respect to this First Amendment and the expansion of the Premises except for Cushman & Wakefield (“Tenant’s Broker”). Tenant shall indemnify, defend and hold harmless Landlord from and against any claims, damages, expenses and liabilities arising from Tenant’s breach of this representation and warranty. Landlord will pay Tenant’s Broker a commission for the addition of Suite 300 only pursuant a separate agreement.

8.
Miscellaneous. The foregoing is intended to be an addition and a modification to the Original Lease. Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have the same definitions ascribed in the Original

Lease. Except as modified and amended by this First Amendment, the Original Lease shall remain in full force and effect. If anything contained in this First Amendment conflicts with any terms of the Original Lease, then the terms of this First Amendment shall govern and any conflicting terms in the Lease shall be deemed deleted in their entirety. This First Amendment may be executed in any number of separate counterparts by the parties hereto, each of which, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument. Any signature page from any such counterpart may be attached to any other counterpart to complete a fully executed counterpart of this First Amendment. Signatures to this First Amendment transmitted in a commonly accepted electronic format that reproduces an image of the actual executed signature page shall be deemed a binding original and shall have the same legal effect, validity, and enforceability as a manually executed counterpart of the document.

[REMAINDER OF PAGE INTENTIONALLY BLANK
SIGNATURE BLOCKS ON NEXT PAGE]

IN WITNESS WHEREOF, Tenant and Landlord have caused this instrument to be executed as of the date first above written, by their respective officers or parties thereunto duly authorized.
Tenant:
SURGERY PARTNERS, INC.
a Delaware corporation

By:         /s/ Teresa Sparks
Printed Name:    Teresa Sparks
Title:        CFO
Date:         August 23, 2016

Landlord:
HIGHWOODS REALTY LIMITED PARTNERSHIP
a North Carolina limited partnership
By:    Highwoods Properties, Inc.,
a Maryland corporation, its General Partner

By:         /s/ W. Brian Reames
Printed Name:     W. Brian Reames
Title:        Senior Vice President
Date:         August 29, 2016